Exhibit 99.1

Fathom Holdings Reports Fourth Quarter and Full Year 2023 Results

– Company Targets Achieving and Remaining Adjusted EBITDA Positive Moving Forward–

CARY, NC, March 14, 2024 – Fathom Holdings Inc. (Nasdaq: FTHM) (“Fathom” or the “Company”), a national, technology-driven, end-to-end real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings for brokerages and agents, today reported financial results for the fourth quarter and full year ended December 31, 2023.

"Throughout the year we remained focused on our growth strategy and took meaningful steps to better position Fathom for profitable growth in 2024," said Fathom CEO Marco Fregenal. “While the residential real estate industry remains challenging, we firmly believe that our future remains bright and by continuing to grow our agent base and optimize our cost structure, we are positioning Fathom for continued success as the industry rebounds. We believe we'll continue to attract high quality agent teams and brokerages going forward as our agent value proposition remains compelling in the current environment and our pipeline of opportunities remains robust. We’re also seeing the benefits from the cost-reduction measures we've implemented and the new agent commission structure we announced last year, giving us increased confidence in our growth strategy and path to profitability.”

Fourth Quarter 2023 Financial Results

Fathom’s real estate agent network grew 13.7% to approximately 11,795 agent licenses at December 31, 2023, up from approximately 10,370 agent licenses at December 31, 2022, compared to an industry decline of approximately 1.61%.

For the overall industry, real estate transactions in the 2023 fourth quarter declined by 13.8% compared to the 2022 fourth quarter, however, Fathom only saw a decrease of 11.0%, completing approximately 8,290 transactions for the 2023 fourth quarter. Real estate transactions decreased primarily due to the rise in interest rates in 2023 as well as higher home prices. Fathom’s ability to stay ahead of the overall market decline in transactions is due to its continued strategic recruiting efforts and service commitment to its agents.

Fathom’s total revenue decreased 11.2 % for the 2023 fourth quarter to $74.1 million, from $83.4 million for the 2022 fourth quarter. Brokerage revenue decreased 12.8% in the 2023 fourth quarter primarily due to the decline in brokerage transactions, however, this decline was partially offset by a 19.1% increase in Fathom’s ancillary services, particularly in Fathom’s mortgage business.

Segment revenue for the 2023 fourth quarter compared with the 2022 fourth quarter was as follows:

	Revenue
	Three months ended December 31,
(Revenue $ in millions)	2023	2022

	UNAUDITED
Real Estate Brokerage	$69.4	$79.5
Mortgage	1.8	1.3
Technology	0.8	0.7
Corporate and other services (a)	2.1	1.9
Total revenue	$74.1	$83.4

(a)	Transactions between segments are eliminated in consolidation. Such amounts are eliminated through the Corporate and other services line.

GAAP net loss for the 2023 fourth quarter was $8.4 million, or $0.50 per share, compared with a net loss of $9.9 million, or $0.63 per share, for the 2022 fourth quarter. This $1.5 million reduction in loss was primarily due to the increase in ancillary revenues and to the cost savings efforts that began in 2022 and carried forward in 2023, partially offset by an increase in stock compensation costs and an increase in interest and income tax expenses.

General and Administrative expense totaled $10.1 million for the 2023 fourth quarter, a decrease of 6.3% compared with $10.8 million for the fourth quarter of 2022.

Driven by many of the factors discussed above, Adjusted EBITDA loss, a non-GAAP measure, improved to $2.9 million in the fourth quarter of 2023 compared with an Adjusted EBITDA loss of approximately $5.9 million for the fourth quarter of 2022. Fathom is committed to achieving and remaining Adjusted EBITDA positive moving forward.

Fathom provides Adjusted EBITDA, a non-GAAP financial measure, because it offers additional information for monitoring the Company's cash flow performance. A table providing a reconciliation of Adjusted EBITDA to its most comparable GAAP measure, as well as an explanation of, and important disclosures about, this non-GAAP measure, is included in the tables at the end of this press release.

Full Year 2023 Financial Results

Fathom's real estate agent network grew 13.7% to approximately 11,795 agents at December 31, 2023, up from approximately 10,370 at December 31, 2022.

Fathom completed approximately 38,139 real estate transactions in full year 2023, a 14.7% decrease relative to the prior year. In comparison, transaction volume for the overall industry fell 19% in full year 2023 compared to 2022.

Total revenue for 2023 decreased by 16.4% to $345.2 million, from $412.9 million for 2022. For the year brokerage revenues declined by 16.7% and ancillary revenues declined by 11.3%. Overall revenues are lower in 2023 compared to 2022 due to lower transaction volumes attributable to rising home prices and, for much of the year, surging mortgage rates that made 2023 the least affordable market in decades.

Segment revenue for the 2023 full year, compared with the 2022 full year was as follows:

	Revenue
	Year Ended December 31,
(Revenue $ in millions)	2023	2022

Real Estate Brokerage	$325.4	$390.6
Mortgage	7.2	9.6
Technology	3.2	2.7
Corporate and other services (a)	9.4	10.0
Total revenue	$345.2	$412.9

(a)	Transactions between segments are eliminated in consolidation. Such amounts are eliminated through the Corporate and other services line.

GAAP net loss for the full 2023 year was $24.0 million, or a loss of $1.47 per share, compared with a GAAP net loss of $27.6 million, or a loss of $1.73 per share, for 2022. This reduction in net loss was attributable to our strategic cost saving efforts in all areas which included reductions in headcount, reductions in third party vendor costs, and payroll reductions for the management team, partially offset by an increase in stock compensation costs, amortization of intangible assets, and increases in interest and income tax expenses.

General and Administrative expense totaled $38.8 million for the full 2023 year, a decrease of 10.3% compared with $43.2 million for the full 2022 year due to our cost cutting initiatives, partially offset by a $2.5 million increase in stock compensation costs in 2023 compared to 2022.

Adjusted EBITDA loss was $4.1 million in 2023, versus an Adjusted EBITDA loss of $12.2 million for 2022 due to a $3.6 million reduction in net loss which included an increase in non-cash stock compensation costs of $3.9 million and an increase in non-cash depreciation and amortization of $0.6 million.

Cash and cash equivalents at December 31, 2023 decreased to $7.4 million from $8.3 million at December 31, 2022. The decrease in cash was primarily related to our operating activities and continued investment in our technology platform, and includes the benefit of the $3.8 million and $4.2 million net proceeds from our debt financing completed in the second quarter and our common stock offering completed in December, respectively.

2023 Highlights

•	In 2023, our agents paid $550 for each of their first 15 completed sales transactions, up from $500 on their first 12 sales transactions in 2022. After their fifteenth transaction, our agents paid $150 per transaction for the rest of their anniversary year, up from $99 per transaction in 2022.

•	Fathom Realty expanded its operations in California through the addition of Advance 1 McKeever Realty. Advance 1 McKeever Realty is an award-winning real estate brokerage with approximately 70 agents that provides a full range of services for buyers and sellers in Stockton, California.

•	Fathom Realty further expanded in California through the addition of Divine Properties Group, an exceptional brokerage firm with 17 agents in San Francisco.

•	Fathom Realty expanded its operations in Louisiana through the addition of Team Adkins Real Estate, a leading brokerage team in Baton Rouge with 13 agents.

•	Fathom Realty expanded its operations in Massachusetts through the addition of Council Realty, a prominent name in Pioneer Valley with 22 agents.

•	Fathom appointed highly experienced real estate industry executive Steve Murray to the Company's board of directors.

•	Fathom appointed independent director Scott Flanders as Chair of the Board of Directors.

•	In November 2023, CFO Marco Fregenal succeeded Joshua Harley as CEO and will retain the CFO title until a new CFO is appointed.

•	In April 2023, Fathom completed a $3.5 million convertible note private placement, or $3.3 million after fees and expenses, with an existing longstanding investor which provides additional operating liquidity and financial flexibility.

•	In December 2023, the Company, completed an offering of common stock, which resulted in the issuance and sale by the Company of 2,450,000 shares of common stock, at a public offering price of $2.00 per share, generating gross proceeds of $4.9 million, or approximately $4.2 million after deducting underwriting discounts and other offering expenses.

Q1 2024 and Recent Highlights

•	Fathom Realty expanded into Rhode Island.

•	Commencing January 1, 2024, the annual fee charged on an agent’s first transaction of each anniversary year increased from $600 to $700. In addition, we implemented a new fee on sales of properties for over $600,000. This new “High-Value Property Fee” consists of an additional $200 on properties priced between $600,000 and $999,999. There is an additional fee of $250 charged for each $500,000 tier over a $1,000,000 property price.

Guidance/Long-Term Targets

Due to the continued uncertainty of the timing of anticipated interest rate cuts and other macroeconomic factors, such as changes in inflation and its impact on homebuyers, the Company will not be providing guidance at this time.

As previously noted, the Company remains focused on achieving positive Adjusted EBITDA for the full year 2024.

Without giving a timeline for reaching this target, the Company reiterated that it believes it can generate Adjusted EBITDA exceeding $40.0 million per year at 100,000 to 110,000 transactions per year.

Conference Call

Fathom management will hold a conference call at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today to discuss its financial results for the fourth quarter and full year ended December 31, 2023.

Call Date: Thursday, March 14, 2024

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

U.S. dial-in: 833-685-0908

International dial-in: 412-317-5742

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization.

A live audio webcast of the conference call will be available in listen-only mode simultaneously and available via the investor relations section of the Company’s website at www.FathomInc.com.

A telephone replay of the call will be available through March 21, 2024.

U.S. replay dial-in: 877-344-7529

International replay dial-in: 412-317-0088

Replay ID: 5634674

About Fathom Holdings Inc.

Fathom Holdings Inc. is a national, technology-driven, real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings to brokerages and agents by leveraging its proprietary cloud-based software, intelliAgent. The Company's brands include Fathom Realty, Dagley Insurance, Encompass Lending, intelliAgent, LiveBy, Real Results, Verus Title, and Cornerstone. For more information, visit www.FathomInc.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains "forward-looking statements" that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including: risks associated with general economic conditions, including rising interest rates; the Company’s ability to generate positive operational cash flow; risks associated with the Company's ability to continue achieving significant growth; the Company’s ability to continue its growth trajectory while achieving profitability over time; risks related to ongoing and future litigation; and other risks as set forth in the Risk Factors section of the Company's most recent Form 10-K as filed with the SEC and supplemented from time to time in other Company filings made with the SEC. Copies of Fathom's Form 10-K and other SEC filings are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Alex Kovtun and Matt Glover

Gateway Group, Inc.

949-574-3860

FTHM@gateway-grp.com

FATHOM HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

	UNAUDITED
Revenue
Gross commission income	$69,355	$79,540	$325,405	$390,615
Other service revenue	4,717	3,897	19,821	22,349
Total revenue	74,072	83,437	345,226	412,964
Operating expenses
Commission and other agent-related costs	66,261	77,009	308,094	372,246
Operations and support	2,110	2,057	7,513	8,249
Technology and development	2,040	1,565	7,609	7,715
General and administrative	10,092	10,765	38,751	43,217
Marketing	908	1,270	3,348	5,218
Depreciation and amortization	758	859	3,164	3,096
Total operating expenses	82,169	93,525	368,479	439,741
Loss from operations	(8,097)	(10,088)	(23,253)	(26,777)
Other expense (income), net
Interest expense (income), net	94	(15)	245	(11)
Other nonoperating expense, net	154	114	335	914
Other expense, net	248	99	580	903
Loss before income taxes	(8,345)	(10,187)	(23,833)	(27,680)
Income tax expense (benefit)	94	(239)	148	(54)
Net loss	$(8,439)	$(9,948)	$(23,981)	$(27,626)
Net loss per share:
Basic	$(0.50)	$(0.63)	$(1.47)	$(1.73)
Diluted	$(0.50)	$(0.63)	$(1.47)	$(1.73)
Weighted average common shares outstanding:
Basic	16,946,525	15,845,111	16,265,993	16,001,367
Diluted	16,946,525	15,845,111	16,265,993	16,001,367

The accompanying notes are an integral part of the condensed consolidated financial statements.

FATHOM HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$7,399	$8,320
Restricted cash	141	60
Accounts receivable	3,352	3,074
Mortgage loans held for sale, at fair value	8,602	3,694
Prepaid and other current assets	3,700	3,668
Total current assets	23,194	18,816
Property and equipment, net	2,340	2,945
Lease right of use assets	4,150	5,508
Intangible assets, net	23,909	27,259
Goodwill	25,607	25,607
Other assets	58	52
Total assets	$79,258	$80,187
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,396	$3,343
Accrued and other current liabilities	2,681	3,403
Warehouse lines of credit	8,355	3,580
Lease liability - current portion	1,504	1,609
Long-term debt - current portion	416	564
Total current liabilities	16,352	12,499
Lease liability, net of current portion	3,824	5,241
Long-term debt, net of current portion	3,467	129
Other long-term liabilities	381	297
Total liabilities	24,024	18,166
Commitments and contingencies (Note 18)
Stockholders’ equity:
Common stock (no par value, shares authorized, 100,000,000; shares issued and outstanding, 20,671,515 and 17,468,562 as of December 31, 2023 and 2022, respectively)	-	-
Additional paid-in capital	126,820	109,626
Accumulated deficit	(71,586)	(47,605)
Total stockholders’ equity	55,234	62,021
Total liabilities and stockholders’ equity	$79,258	$80,187

The accompanying notes are an integral part of the condensed consolidated financial statements.

FATHOM HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(23,981)	$(27,626)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	5,947	5,346
Non-cash lease expense	1,663	1,856
Deferred financing cost amortization	71	—
Gain on sale of mortgages	(3,696)	(3,819)
Stock-based compensation	12,994	9,131
Deferred income taxes	84	297
Change in operating assets and liabilities:
Accounts receivable	(278)	485
Prepaid and other current assets	(232)	(958)
Other assets	195	78
Accounts payable	53	(1,959)
Accrued and other current liabilities	(353)	(1,081)
Operating lease liabilities	(1,827)	(1,867)
Mortgage loans held for sale	(154,480)	(246,327)
Proceeds from sale and principal payments on mortgage loans held for sale	153,268	259,861
Net cash used in operating activities	(10,572)	(6,583)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(22)	(945)
Amounts paid for business and asset acquisitions, net of cash acquired	(35)	(1,639)
Purchase of intangible assets	(1,811)	(3,112)
Other investing activities	—	(1,400)
Net cash used in investing activities	(1,868)	(7,096)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on debt	(718)	924
Proceeds from debt	4,036	(1,307)
Cash paid for debt issuance costs	(200)	—
Other financing activities	(449)	—
Borrowings from warehouse lines of credit	150,265	210,433
Repayments on warehouses lines of credit	(145,489)	(219,867)
Repurchase of common stock	—	(6,045)
Proceeds from the issuance of common stock in connection with a public offering	4,900	—
Payment of offering cost in connection with issuance of common stock in connection with public offering	(745)	—
Net cash provided by (used in) financing activities	11,600	(15,862)
Net decrease in cash, cash equivalents, and restricted cash	(840)	(29,541)
Cash, cash equivalents, and restricted cash at beginning of period	8,380	37,921
Cash, cash equivalents, and restricted cash at end of period	$7,540	$8,380
Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$188	$4
Income taxes paid	148	111
Amounts due to sellers	80	1,100
Capitalized stock-based compensation	—	220
Issuance of common stock for purchase of business	45	6,168
Right of use assets obtained in exchange for new lease liabilities	305	2,385
Reconciliation of cash and restricted cash:
Cash and cash equivalents	$7,399	$8,320
Restricted cash	141	60
Total cash, cash equivalents, and restricted cash shown in statement of cash flows	$7,540	$8,380

The accompanying notes are an integral part of the condensed consolidated financial statements.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net loss	$(8,439)	$(9,948)	$(23,981)	$(27,626)
Depreciation and amortization	1,482	1,507	5,947	5,346
Other expense, net	248	99	580	903
Income tax expense (benefit)	94	(239)	148	(54)
Stock based compensation	3,668	2,661	12,994	9,131
Other non-cash items and transaction costs	1	-	201	73
Adjusted EBITDA	$(2,946)	$(5,920)	$(4,111)	$(12,227)

Note about Non-GAAP Financial Measures

To supplement Fathom's consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses Adjusted EBITDA, a non-GAAP financial measure, to understand and evaluate our core operating performance. This non-GAAP financial measure, which may be different than similarly titled measures used by other companies, is presented to enhance investors' overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Fathom defines the non-GAAP financial measure of Adjusted EBITDA as net income (loss), excluding other income and expense, income taxes, depreciation and amortization, share-based compensation expense, and transaction-related cost.

Fathom believes that Adjusted EBITDA provides useful information about the Company's financial performance, enhances the overall understanding of its past performance and future prospects, and allows for greater transparency with respect to a key metric used by Fathom's management for financial and operational decision-making. Fathom believes that Adjusted EBITDA helps identify underlying trends in its business that otherwise could be masked by the effect of the expenses that the Company excludes in Adjusted EBITDA. In particular, Fathom believes the exclusion of share-based compensation expense and transaction-related costs associated with the Company's acquisition activity, provides a useful supplemental measure in evaluating the performance of its operations and provides better transparency into its results of operations. Adjusted EBITDA also excludes other income and expense, net which primarily includes nonrecurring items, such as, minor legal settlement claims, severance costs, professional fees related to investigating potential financing opportunities, if applicable, and other non-cash items representing reserves on certain agent fee collections.

Fathom is presenting the non-GAAP measure of Adjusted EBITDA to assist investors in seeing its financial performance through the eyes of management, and because the Company believes this measure provides an additional tool for investors to use in comparing Fathom's core financial performance over multiple periods with other companies in its industry.

Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA compared to net income (loss), the closest comparable GAAP measure. Some of these limitations are that:

•	Adjusted EBITDA excludes share-based compensation expense related to restricted stock and restricted stock unit awards and stock options, which have been, and will continue to be for the foreseeable future, significant recurring expenses in Fathom's business and an important part of its compensation strategy;

•	Adjusted EBITDA excludes transaction-related costs primarily consisting of professional fees and any other costs incurred directly related to acquisition activity, which is an ongoing part of Fathom's growth strategy and therefore likely to occur; and

•	Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation and amortization of property and equipment and capitalized software, and acquisition related intangible asset costs, however, the assets being depreciated and amortized may have to be replaced in the future.